Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Northern Technologies International Corporation and Subsidiaries of our report dated November 15, 2007, with respect to the consolidated balance sheets of Northern Technologies International Corporation and subsidiaries as of August 31, 2007 and 2006 and the related statements of income, stockholders’ equity and cash flows for the years then ended, which are included within the annual report on form 10-KSB of Northern Technologies International Corporation and subsidiaries for the year then ended August 31, 2007.

Minneapolis, Minnesota

October 6, 2008

Virchow, Krause & Company, LLP

Certified Public Accountants – An Independent Member of Baker Tilly Internationa